FOR IMMEDIATE RELEASE FOR:	Contact:	Dennis G. Moore Senior Vice President Chief Financial Officer (856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

 SALES AND EARNINGS
REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 8, 2012 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 29, 2012.

Sales for the fourth quarter (14 weeks) increased 10% to $242.2 million from $219.4 million in last year’s fourth quarter (13 weeks).  For the year ended September 29, 2012 (53 weeks), sales increased 12% to $830.8 million from $744.1 million last year (52 weeks).   Excluding sales from the extra week in 2012, sales increased approximately 3% for the fourth quarter and 10% for the year.   Last year’s third quarter net earnings included a $6.6 million gain on bargain purchase of a business.  Net earnings increased 22% to $19.5 million ($1.03 per diluted share) in this year’s fourth quarter compared to $16.0 million ($0.85 per diluted share) last year and for the year, without the benefit of the bargain gain last year, earnings increased 12% to $54.2 million ($2.86 per diluted share) from $48.5 million ($2.58 per diluted share).

Last year’s reported net earnings, which included the $6.6 million gain in the third quarter, were $16.0 million ($.85 per diluted share) for the fourth quarter and $55.1 million ($2.93 per diluted share) for the year.

Operating income increased 23% to $30.3 million this year from $24.6 million in the year ago period for the fourth quarter.  For the year, operating income increased 11% to $85.0 million from $76.6 million last year.

The Company also said that it purchased and retired 187,649 shares of its common stock at a cost of $10,777,553 over the period July 25, 2012 to October 31, 2012 and that on November 8, 2012 its Board of Directors authorized the purchase for retirement of an additional 500,000 shares.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We are pleased with our revenue and profit growth during the quarter and the year. We grew several of our core products including soft pretzels and churros organically as we expanded with both new customers and new venues.  New manufacturing lines were added in Texas, Missouri and New Jersey to handle projected growth for fiscal 2013 and beyond.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and  SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, and MINUTE MAID*  frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes,  MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld  products.  J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon  and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.
.
*MINUTE MAID is a registered trademark of The Coca-Cola Company.

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except  share amounts)

	Quarter Ended		Fiscal Year Ended
	September 29,	September 24,	September 29,	September 24,
	2012	2011	2012	2011
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
	Unaudited	Unaudited	Unaudited

Net Sales	$242,221	$219,380	$830,796	$744,071
Cost of goods sold	164,936	152,270	580,611	514,297
Gross Profit	77,285	67,110	250,185	229,774
Operating expenses
Marketing	21,363	19,233	76,318	70,637
Distribution	17,785	16,657	62,250	57,462
Administrative	7,034	6,678	26,192	24,568
Other general expense	763	(53)	458	524
	46,945	42,515	165,218	153,191

Operating Income	30,340	24,595	84,967	76,583

Other income (expense)
Gain on bargain purchase of a business	-	-	-	6,580
Investment income	260	347	1,392	1,041
Interest expense & other	(41)	(32)	(73)	(138)
	219	315	1,319	7,483
Earnings before income taxes	30,559	24,910	86,286	84,066
Income taxes	11,021	8,926	32,168	29,003
NET EARNINGS	$19,538	$15,984	$54,118	$55,063

Earnings per diluted share	$1.03	$0.85	$2.86	$2.93
Earnings per basic share	$1.04	$0.85	$2.87	$2.95
Weighted average number of diluted shares	18,919	18,857	18,917	18,789
Weighted average number of basic shares	18,867	18,774	18,854	18,672

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 29, 2012	September 24, 2011
Assets
Current assets
Cash and cash equivalents	$154,198	$87,479
Marketable securities held to maturity	1,214	25,506
Accounts receivable, net	76,414	75,000
Inventories, net	69,761	63,461
Prepaid expenses and other	2,220	4,196
Deferred income taxes	4,261	4,208
Total current assets	308,068	259,850

Property, plant and equipment, at cost	483,873	446,856
Less accumulated depreciation and amortization	342,329	322,206
	141,544	124,650

Other assets
Goodwill	76,899	70,070
Other intangible assets, net	48,464	52,005
Marketable securities held to maturity	24,998	42,000
Other	3,071	2,241
	153,432	166,316
	$603,044	$550,816

Liability and Stockholder's Equity
Current Liabilities
Current obligations under capital leases	$340	$278
Accounts payable	59,649	55,918
Accrued liabilities	5,919	4,593
Accrued compensation expense	13,151	12,859
Dividends payable	2,446	2,200
Total current liabilities	81,505	75,848

Long-term obligations under capital leases	347	523
Deferred income taxes	44,874	41,050
Other long-term liabilities	831	1,007

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,780,000 and 18,727,000 respectively	43,011	45,017
Accumulated other comprehensive loss	(3,132)	(3,914)
Retained Earnings	435,608	391,285
	475,487	432,388
	$603,044	$550,816

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(53 weeks)	(52 weeks)	(52 weeks)

Operating activities:
Net earnings	$54,118	$55,063	$48,409
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	26,175	25,046	24,498
Amortization of intangibles and deferred costs	4,762	5,188	5,354
Losses(gains) from disposals and impairment of property & equipment	(146)	52	(14)
Share-based compensation	1,246	918	1,248
Gain on bargain purchase of a business	-	(6,580)	-
Deferred income taxes	3,108	6,108	3,219
Changes in assets and liabilities, net of effects from purchase of companies:
(Increase)decrease in accounts receivable	(605)	(5,231)	(8,629)
(Increase)decrease in inventories	(6,463)	(6,262)	(4,422)
Decrease(increase) in prepaid expenses and other	1,982	1,870	(4,101)
Increase in accounts payable and accrued liabilities	5,248	4,284	2,446
Net cash provided by operating activities	89,425	80,456	68,008
Investing activities:
Payments for purchases of companies, net of cash acquired	(7,900)	(8,806)	(25,185)
Purchases of property, plant and equipment	(42,800)	(29,124)	(33,531)
Purchases of marketable securities	(68,450)	(63,293)	(50,496)
Proceeds from redemption and sales of marketable securities	109,744	37,568	67,362
Proceeds from disposal of property and equipment	1,038	394	407
Other	(950)	(644)	(12)
Net cash used in investing activities	(9,318)	(63,905)	(41,455)
Financing activities:
Payments to repurchase common stock	(8,167)	-	(7,768)
Proceeds from issuance of common stock	4,227	5,377	3,051
Payments on capitalized lease obligations	(311)	(244)	(143)
Payment of cash dividend	(9,549)	(8,540)	(7,749)
Net cash used in financing activities	(13,800)	(3,407)	(12,609)
Effect of exchange rates on cash and cash equivalents	412	(330)	378
Net increase in cash and cash equivalents	66,719	12,814	14,322
Cash and cash equivalents at beginning of year	87,479	74,665	60,343
Cash and cash equivalents at end of year	$154,198	$87,479	$74,665

SEGMENT REPORTING

	Fiscal year ended
	September 29,	September 24,	September 25,
	2012	2011	2010
	(in thousands)

Sales to External Customers:
Food Service
Soft pretzels	$118,014	$103,943	$100,694
Frozen juices and ices	53,813	49,740	47,273
Churros	45,974	41,583	31,732
Handhelds	27,818	8,865	-
Bakery	266,192	241,288	234,032
Other	9,451	18,143	24,075
	$521,262	$463,562	$437,806

Retail Supermarket
Soft pretzels	$33,842	$32,044	$30,463
Frozen juices and ices	53,673	51,940	48,288
Handhelds	24,358	9,424	-
Coupon redemption	(3,222)	(3,857)	(3,399)
Other	1,217	1,548	767
	$109,868	$91,099	$76,119

Frozen Beverages
Beverages	$135,436	$133,372	$128,125
Repair and maintenance service	49,115	42,608	40,410
Machines sales	13,136	11,362	11,964
Other	1,979	2,068	2,279
	$199,666	$189,410	$182,778

Consolidated Sales	$830,796	$744,071	$696,703

Depreciation and Amortization:
Food Service	$17,287	$16,986	$17,252
Retail Supermarket	23	8	-
Frozen Beverages	13,627	13,240	12,600
	$30,937	$30,234	$29,852

Operating Income:
Food Service	$49,770	$46,171	$50,220
Retail Supermarket	13,316	11,830	11,281
Frozen Beverages	21,881	18,582	15,661
	$84,967	$76,583	$77,162

Capital Expenditures:
Food Service	$28,504	$14,905	$18,392
Retail Supermarket	-	-	-
Frozen Beverages	14,296	14,219	15,139
	$42,800	$29,124	$33,531

Assets:
Food Service	$453,509	$405,927	$341,285
Retail Supermarket	6,098	3,579	2,731
Frozen Beverages	143,437	141,310	139,978
	$603,044	$550,816	$483,994

RESULTS OF OPERATIONS

Fiscal 2012 (53 weeks) Compared to Fiscal 2011 (52 weeks)

Net sales increased $86,725,000, or 12%, to $830,796,000 in fiscal 2012 from $744,071,000 in fiscal 2011. Excluding sales from the extra week in 2012, sales increased approximately 10% from 2011 to 2012.

Excluding sales from the acquisitions of the frozen handheld business of ConAgra Foods in May 2011 and Kim & Scott’s Gourmet Pretzels in June 2012 in the twelve months post acquisitions and the extra week in 2012, sales increased approximately 5% for the year.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales is considered to be the one and only key variable monitored by the Chief Operating Decision Makers and management when determining each segment’s and the company’s financial condition and operating performance.  In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers increased $57,700,000 or 12%, to $521,262,000 in fiscal 2012. Excluding sales from the extra week in 2012, sales increased approximately 10% from 2011 to 2012.  Excluding handhelds and Kim & Scott’s sales in the twelve months post acquisitions and the extra week in 2012, sales increased approximately 6% for the year. Soft pretzel sales to the food service market increased 14% to $118,014,000 for the year aided by increased sales to restaurant chains, warehouse club stores and throughout our customer base. Increased sales to one customer accounted for approximately 25% of the pretzel sales increase.  Excluding Kim & Scott’s sales, food service soft pretzel sales increased 12% for the year. Frozen juice bar and ices sales increased $4,073,000 or 8%, to $53,813,000 for the year primarily as the result of higher sales to warehouse club stores and throughout our customer base.  Increased sales to one customer accounted for about 85% of the frozen juices and ices sales increase.  Churro sales to food service customers increased 11% to $45,974,000 in 2012 with sales increasing generally throughout our customer base, with sales to international customers accounting for about 1/3 of the sales increase. Sales of bakery products increased $24,904,000, or 10%, for the year as sales were spread throughout our customer base.  Handheld sales to food service customers were $27,818,000 in 2012. Funnel cake and related funnel cake product sales decreased by $8,564,000 to $8,033,000 with lower sales to three customers accounting for all of the decrease. Sales of new products in the first twelve months since their introduction were approximately $15.2 million for the year. Price increases accounted for approximately $16.1 million of sales for the year and net volume increases, including new product sales as defined above and sales resulting from the acquisitions of Kim & Scott’s and the handheld business, accounted for approximately $41.6 million of sales for the year. Operating income in our Food Service segment increased from $46,171,000 in 2011 to $49,770,000 in 2012 primarily as a result of increased sales volume and price increases which offset higher ingredient and packaging cost increases of about $9 million and the negative impact of the sharp decline in funnel cake sales.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $18,769,000 or 21% to $109,868,000 in fiscal year 2012.  Excluding sales from the extra week in 2012, sales increased approximately 18% from 2011 to 2012.  Excluding handheld sales and Kim & Scott’s sales in the twelve months post acquisitions and the extra week in 2012, sales increased approximately 2% for the year.  Soft pretzel sales to retail supermarkets were $33,842,000 compared to $32,044,000 in 2011 on a unit volume increase of 2%.  Sales of frozen juices and ices increased $1,733,000 or 3% to $53,673,000 on flat volume.  Coupon redemption costs, a reduction of sales, decreased 16% or about $635,000 for the year.  Handheld sales to retail supermarket customers were $24,358,000 in 2012.  Sales of products in the first twelve months since their introduction were approximately $7.0 million in fiscal year 2012. Price increases accounted for approximately $3.7 million of sales for the year and net volume increases, including new product sales as defined above and handheld sales and Kim & Scott’s sales and net of decreased coupon costs, accounted for approximately $15.0 million of sales for the year. Operating income in our Retail Supermarkets segment increased from $11,830,000 in 2011 to $13,316,000 in 2012 primarily due to operating income generated by handheld sales and lower coupon expense.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 5% to $199,666,000 in fiscal 2012. Excluding sales from the extra week in 2012, sales increased approximately 4% from 2011 to 2012.  Beverage sales alone increased 2% to $135,436,000 for the year with increases and decreases throughout our customer base.  Domestic gallon sales were flat in our base ICEE business. Service revenue increased 15% to $49,115,000 for the year with increases and decreases spread across our customer base.  Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, increased from $11,362,000 in 2011 to $13,136,000 in 2012.  The estimated number of Company owned frozen beverage dispensers was 42,500 and 40,800 at September 29, 2012 and September 24, 2011, respectively.  Operating income in our Frozen Beverage segment increased from $18,582,000 in 2011 to $21,881,000 in 2012 as a result of increased sales as discussed above and controlled expenses.  Higher gasoline costs of approximately $900,000 impacted the year’s operating income.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases.  Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 30.11% in 2012 from 30.88% in 2011.  Higher ingredient and packaging costs compared to last year of approximately $10 million and the lower gross profit margin of handheld sales were primarily responsible for the decreased gross profit percentage.  Without this handhelds impact, gross profit as a percentage of sales would have been roughly the same for 2011 and 2012.  Ingredient and packaging costs can be extremely volatile and may be significantly different from what we are presently expecting and therefore we cannot project the impact of ingredient and packaging costs on our business going forward; however, there has been a very significant increase in the market cost of flour and packaging as well as other lesser used ingredients over the past six months which we anticipate will result in higher costs over some portions of our fiscal year 2013.

Total operating expenses increased $12,027,000 to $165,218,000 in fiscal 2012 but as a percentage of sales decreased .70 percentage points to 20% of sales.  Marketing expenses decreased .30 percentage points and remained at 9% of sales. Distribution expenses decreased .23 percentage points to 7% of sales. Administrative expenses decreased .15 percentage points and were 3% of sales in both years. The drops in percentages were generally because of increased sales.  Other general expense of $458,000 this year compared to other general expense of $524,000 in 2011.  Included in other general expense in 2012 is $404,000 of acquisition costs and costs of relocating Kim & Scott’s operations. Included in other general expense in 2011 is $546,000 of acquisition costs.

Operating income for the year was impacted by approximately $800,000 of costs of a management and sales meeting held in October 2011, which has historically been held every five years.

Operating income increased $8,384,000 or 11% to $84,967,000 in fiscal year 2012 as a result of the aforementioned items.

Gain on the bargain purchase of a business of $6,580,000 in 2011 resulted from the fair value of the identifiable assets acquired in the handhelds acquisition exceeding the purchase price.

Investment income increased by $351,000 to $1,392,000 due to increased investments in marketable securities.

The effective income tax rate increased 2.78 percentage points to 37% from 35% last year.  Adjusting out the effect of the gain on bargain purchase of a business, the effective tax rate in 2011 was 37%.

Net earnings decreased $945,000 or 2%, in fiscal 2012 to $54,118,000, or $2.86 per diluted share as a result of the aforementioned items.  Without the benefit of the gain on bargain purchase of a business in 2011, net earnings were $48,483,000 in 2011 compared to $54,118,000 this year.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.